                                               FILED PURSUANT TO RULE 424(B)(3)
                                                  REGISTRATION NO. 333 - 180965

AXA Equitable Life Insurance Company

SUPPLEMENT DATED AUGUST 23, 2013 TO THE CURRENT PROSPECTUSES FOR:

VARIABLE LIFE INSURANCE POLICIES

INCENTIVE LIFE(R) PLUS
INCENTIVE LIFE(R) '99
INCENTIVE LIFE(R) 2000
CHAMPION 2000
INCENTIVE LIFE(R)
INCENTIVE LIFE(R) '02
INCENTIVE LIFE(R) '06
INCENTIVE LIFE LEGACY(R)
INCENTIVE LIFE LEGACY(R) II
SURVIVORSHIP INCENTIVE LIFE LEGACY/SM/
INCENTIVE LIFE OPTIMIZER(R)
INCENTIVE LIFE OPTIMIZER(R) II
--------------------------------------------------------------------------------

This Supplement modifies certain information in the above-referenced prospectus, supplements to prospectus and statement of additional information (together the "Prospectus") offered by AXA Equitable Life Insurance Company ("AXA Equitable"). You should read this Supplement in conjunction with your Prospectus and retain it for future reference. This Supplement incorporates the Prospectus by reference. Unless otherwise indicated, all other information included in your Prospectus remains unchanged. The terms we use in this Supplement have the same meaning as in your Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service center referenced in your Prospectus.

OPPORTUNITY FOR UNRESTRICTED TRANSFER FROM THE GUARANTEED INTEREST OPTION

As described in your Prospectus, your policy permits you to transfer a limited amount of your policy's account value out of the guaranteed interest option ("GIO") during certain time periods (the "GIO Transfer Period"). See "Transferring your money among our investment options -- Transfers you can make" (or other applicable sections regarding transfers) in your Prospectus. Through March 31, 2014, we are relaxing our policy rules so that, beginning on the business day after the Allocation Date and thereafter (through March 31, 2014), you may transfer any amount of unloaned policy account value out of the GIO to any other investment option whether or not you are within the GIO Transfer Period.

You can request a transfer via the Internet by visiting our AXA-Equitable.com website and registering for online account access. If you need assistance, please contact a customer service representative by calling 1-800-777-6510. You can also write to us at our Administrative Office. In general, transfers take effect on the date the request is received. However, any written, telephone, Internet or facsimile transaction requests received after 4:00 p.m. (Eastern
Time) take effect the next business day. Your transfer request must be received by 4:00 p.m. (Eastern Time) on March 31, 2014, in order to take advantage of this unrestricted transfer opportunity.

Please note that this offer does not apply to any amounts that we are holding as collateral for a policy loan or as "restricted" amounts as a result of your election to receive a living benefit, if available under your policy. In addition, if you elect to transfer account value to the Market Stabilizer Option ("MSO"), if available under your policy, there must be sufficient funds remaining in the GIO to cover the applicable MSO charges. Finally, depending on your policy, there may be a charge for making this transfer. Your Prospectus will specify if your policy imposes a charge for this transfer.

                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          1290 AVENUE OF THE AMERICAS
                              NEW YORK, NY 10104

   Copyright 2013 AXA Equitable Life Insurance Company. All rights reserved. Incentive Life(R), Incentive Life Legacy(R) and Incentive Life Optimizer(R) are
  issued by and are registered service marks of AXA Equitable Life Insurance
                                   Company.
Survivorship Incentive Life Legacy/SM/ is a service mark of AXA Equitable Life
                              Insurance Company.

                   EVM-001 (8/13)                            Cat #132054 (8/13)
                   IF/NB SAR                                            #564425

AXA Equitable Life Insurance Company
MONY Life Insurance Company of America

SUPPLEMENT DATED AUGUST 23, 2013 TO THE CURRENT VARIABLE LIFE PROSPECTUSES

--------------------------------------------------------------------------------

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ''Prospectus''). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged and the Prospectus is hereby incorporated by reference. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding certain changes to the Prospectus. Please note, that certain Portfolios described below may not be available under your policy. As applicable to your policy, please note the following changes:

A. SUB-ADVISER ADDITIONS TO CERTAIN EQ ADVISORS TRUST PORTFOLIOS

The sub advisers listed below have been added to certain Portfolios to the EQ Advisors Trust. AXA Equitable Funds Management Group, LLC will continue to be the Investment Manager of the Portfolios. The following is a list of the Portfolios and their additional sub adviser(s):

----------------------------------------------------------------------------------------
PORTFOLIO                      ADDITIONAL SUB ADVISER(S)         EFFECTIVE ON OR ABOUT:
----------------------------------------------------------------------------------------
EQ/Global Multi-Sector Equity  OppenheimerFunds Inc.                 July 19, 2013
----------------------------------------------------------------------------------------
EQ/International Core PLUS     MFS Investment Management             June 21, 2013
----------------------------------------------------------------------------------------
EQ/Large Cap Core PLUS         Capital Guardian Trust Company        June 21, 2013
----------------------------------------------------------------------------------------
EQ/Large Cap Growth PLUS       T.Rowe Price Associates, Inc.         June 21, 2013
                               Wells Capital Management, Inc.        June 21, 2013
----------------------------------------------------------------------------------------
EQ/Large Cap Value PLUS        BlackRock Capital Management, LLC     July 26, 2013
----------------------------------------------------------------------------------------
EQ/Mid Cap Value PLUS          Diamond Hill Capital Management,
                               LLC                                   July 19, 2013
----------------------------------------------------------------------------------------
EQ/Quality Bond PLUS           Pacific Investment Management
                               Company, LLC                          July 19, 2013
----------------------------------------------------------------------------------------

Please see "The Portfolios of the Trusts" or "The Funds" in your Prospectus for more information.

B. CERTAIN EQ ADVISORS TRUST PORTFOLIO NAME CHANGES

On or about September 23, 2013, subject to regulatory approval, all references in your Prospectus to the names of certain variable investment options are changed as indicated in the table below. Accordingly, all references to the respective corresponding Portfolios are also changed:

---------------------------------------------------------
CURRENT PORTFOLIO NAME  NEW PORTFOLIO NAME
---------------------------------------------------------
EQ/Van Kampen Comstock  EQ/Invesco Comstock
---------------------------------------------------------

     Distributed by affiliate AXA Advisors, LLC and for certain contracts co-distributed by affiliate
                             AXA Distributors, LLC
                          1290 Avenue of the Americas
                              New York, NY 10104.

  Copyright 2013 AXA Equitable Life Insurance Company and MONY Life Insurance
                              Company of America.
                             All rights reserved.

                     AXA Equitable Life Insurance Company
                    MONY Life Insurance Company of America
                          1290 Avenue of the Americas
                              New York, NY 10104
                                 212-554-1234

                   EVM-15 (8/13)                                  151148 (8/13)
                   Global Life - Inforce/New Biz                        #576365